Exhibit 19
MAGNITE, INC.

INSIDER TRADING POLICY

1.    BACKGROUND AND PURPOSE.
The federal securities laws prohibit any member of the Board of Directors (the “Directors”) of Magnite, Inc. (together with its subsidiaries, the “Company”) and any employee of the Company from purchasing, selling, gifting, or otherwise trading Company securities (which include stocks, bonds, debentures, options, puts and calls) on the basis of “material nonpublic information” concerning the Company, or from disclosing material nonpublic information to others who might trade on the basis of that information. You are responsible for seeing that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to help protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. These laws impose severe sanctions on individuals who violate them. In addition, the SEC has the authority to impose large fines on the Company and on the Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “Controlling Person” liability).
Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making a decision to buy, hold, or sell securities. Either positive or negative information may be material. Information regarding the following subjects is often considered to be material and should be carefully assessed in context: actual financial results prior to general release; revenue or earnings estimates or other forecasts; extraordinary management developments; securities offerings; significant reductions in force or layoffs; major price or marketing changes; addition or loss of significant customers or business; significant customer disputes; commencement or termination of significant commercial relationships; development of new products or technologies; strategic plans; decision to increase, decrease, commence, resume or terminate payment of dividends; acquisitions or dispositions, including mergers and tender offers; purchase or sale of substantial assets; significant borrowing; liquidity problems; significant contingent liabilities; significant changes in debt ratings; business interruptions as a result of an accident, fire or natural disaster; data or security breaches or cyber-related incidents and vulnerabilities; and significant litigation or investigations by government bodies. The foregoing is not an exhaustive list; information regarding many other subjects may also be material.
“Nonpublic” information is information that is not generally known or available to the public. We consider information to be available to the public only when: (i) it has been released by the Company through appropriate channels (e.g., by means of an SEC filing, a press release or a widely disseminated statement from a senior officer); and (ii) enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following public disclosure.

If you are unsure of whether you possess material nonpublic information, please contact the Company’s Chief Legal Officer or his or her designee, who will address your concerns. For purposes of enforcement of this Policy, the Chief Legal Officer or his or her designee shall serve as the Company’s Compliance Officer for purposes of this policy. This insider trading policy (the “Policy”) is being adopted in light of these legal requirements, and with the following goals:
●    preventing inadvertent violations of the insider trading laws;
●    avoiding embarrassing proxy disclosure of reporting violations by persons (i.e., the Section 16 Officers) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
●    avoiding even the appearance of impropriety on the part of those employed by, or associated with, the Company;
●    protecting the Company from Controlling Person liability; and
●    protecting the reputation of the Company, its Directors and its employees.
2.    PROHIBITION ON TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION; PROHIBITION ON TIPPING OTHERS.
2.1    This Section 2 of the Policy applies to the following persons:
●    all Directors;
●    all employees;
●    all family members or life partners of Directors and employees who share the same address as, are financially dependent on, or whose transactions in the Company’s securities are influenced, controlled or directed by the Director or employee;
●    all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons; and
●    those consultants that may be designated by the Company from time to time.
2.2    Persons covered by this Section 2 may not:
●    purchase, sell, pledge, gift, donate, or otherwise transact in any securities of the Company while aware of any material nonpublic information concerning the Company;

●    disclose to any other person (inside or outside of the Company) any material nonpublic information concerning the Company or suggest, while aware of material nonpublic information about the Company that anyone purchase or sell any Company securities; provided, however, that this Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties;
●    purchase, sell, pledge, donate or otherwise transact in any securities of another company while aware of any material nonpublic information concerning such other company, which information was learned in the course of service as a Director or employee (or as a family member or life partner of a Director or employee) of the Company; or
●    disclose to any other person any material nonpublic information concerning another company, which information was learned in the course of service as a Director or employee (or as a family member or life partner of a Director or employee) of the Company; provided, however, that this Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties.
2.3    There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
2.4    The prohibition on purchases, sales, pledges, gifts, or other acquisitions or dispositions of Company securities, while aware of “material nonpublic information” concerning the Company, does not apply to Exempt Transactions (as defined in Section 3.3).
2.5    The prohibitions on disclosure of material nonpublic information concerning the Company, and material nonpublic information concerning another company learned in the course of services to the Company, do not limit other obligations to maintain confidentiality of confidential information of the Company or third parties with which the Company does business.
3.    BLACKOUT PERIODS.
3.1    The prohibitions in Section 3.2 of the Policy apply to the following persons:
●    all Directors;
●    all Section 16 officers, as defined by the Securities Exchange Commission rules (“Section 16 Officers”);

●    such other employees as are designated from time to time by the Board or its Nominating & Governance Committee, or the Chief Legal Officer (“Other Designated Employees”);
●    all family members or life partners of Directors, Section 16 Officers and Other Designated Employees who share the same address as, are financially dependent on, or whose transactions in the Company’s securities are influenced, controlled or directed by the Director, Section 16 Officer or Other Designated Employee; and
●    all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons; and
●    those consultants that may be designated by the Company from time to time.
3.2    No person described in Section 3.1 may purchase, sell, pledge, donate, or otherwise transact in any securities of the Company during the following time periods (each, a “Corporate Blackout Period”):
●    beginning upon the close of regular trading hours on the fifteenth day of the last month of each fiscal quarter (or the previous trading day if the fifteenth is not a trading day) and ending upon the day after the completion of two full-day trading sessions of the principal exchange or market system upon which the Company’s common stock trades following the filing of the SEC report on Form 10-Q or Form 10-K that includes financial statements for the most recently completed fiscal quarter or year of the Company;
●    beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending upon the completion of the second full trading day after such announcement; or
●    during such other periods as may be established from time to time by the Board or its Nominating & Governance Committee, or the Chief Legal Officer in light of particular events or developments affecting the Company.
In addition, no person covered by this Section 3 shall inform a person not covered by this Section 3 that a Corporate Blackout Period imposed as a result of particular events or developments is in effect.
3.3    The prohibitions in Section 3.2 do not apply to any of the following (each, an “Exempt Transaction”):

●    purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a Corporate Blackout Period or otherwise in violation of this Policy;
●    (i) “cash” exercises of stock options in payment of the exercise price and any applicable taxes, in a manner permitted by the Company, (ii) the surrender of shares to the Company, or automatic and non-discretionary sales by a broker pursuant to a pre-established plan or agreement to cover the tax obligations of the employee in connection with the vesting of awards (which for the avoidance of doubt does not have to be a Trading Plan as defined below, but rather can be a Company-wide approach as permitted by the Company’s equity incentive plans and award agreements thereunder), and (iii) an award of Company securities pursuant a Company equity incentive plan; provided, however, that any securities acquired under this provision may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) during a Corporate Blackout Period (unless pursuant to a Trading Plan as defined below) or otherwise in violation of this Policy; an acquisition of Company securities pursuant to a stock split, stock dividend or pro rata distribution to Company stockholders;
●    an acquisition or disposition of Company securities pursuant to a domestic relations order, as defined in the Internal Revenue Code;
●    transfers to any trust for the direct or indirect benefit of the transferee or his or her family, or other transfers for estate or tax planning purposes that do not change beneficial ownership; and
●    purchases or sales made pursuant to a binding contract, written plan or specific instruction that is adopted and operated in compliance with Rule 10b5-1 under the Exchange Act (a “Trading Plan”), provided such Trading Plan: (1) is in writing; (2) satisfies the requirements of our 10b5-1 Trading Plans: Requirements and Best Practices guidelines; and (3) was submitted to the Company for review and approval by the Company; or transfers pursuant to an arrangement made before the transferor became subject to this Policy and not involving exercise of discretion by the transferor during a Corporate Blackout Period.
4.    PRE-CLEARANCE OF SECURITIES TRANSACTIONS.
4.1    This Section 4 of the Policy applies to the following persons:

●    all Directors;
●    all Section 16 Officers;
●    Other Designated Employees;
●    all family members or life partners of Directors, Section 16 Officers and Other Designated Employees who share the same address as, are financially dependent on, or whose transactions in the Company’s securities are influenced, controlled or directed by the Director, Section 16 Officers or Other Designated Employees;
●    all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons; and
●    those consultants that may be designated by the Company from time to time.
4.2    No person covered by this Section 4 may purchase, sell or otherwise transact in securities of the Company unless such transaction is first pre-cleared by the Company’s Chief Legal Officer or their designee. However, this pre-clearance requirement does not apply to Exempt Transactions. If a transaction is approved under the Policy, the transaction should be executed reasonably promptly after the approval is obtained. Notwithstanding the foregoing, the proposed trade may not be executed if the person acquires material nonpublic information concerning the Company prior to executing the trade. If a proposed transaction is not approved under the pre-clearance policy, the person should refrain from initiating any transaction in Company securities, and should not inform anyone within or outside of the Company of the restriction.
4.3    Each Director and Section 16 Officer shall also notify the Chief Legal Officer or his or her designee of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company (including an Exempt Transaction) as soon as possible following the transaction, but in any event, within one business day after the transaction. This notification, which may be oral, in writing or via e-mail, should describe the type of transaction that occurred (i.e., an open market purchase, a privately negotiated sale, an option exercise, etc.), the date of the transaction, the number of shares covered by the transaction, the purchase or sale price (if applicable), and whether the transaction was effected by the Director, or executive officer, other employees or consultants as are designated from time to time, or by a relative or affiliated entity of the foregoing. For purposes of this Section 4.3, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time that the person becomes irrevocably committed to it; in the case of an open market purchase or sale, this occurs when the trade is executed (not when it settles).
5.    OTHER PROHIBITIONS ON TRADING ACTIVITIES.
5.1    This Section 5 of the Policy applies to the following persons:

●    all Directors;
●    all Section 16 Officers;
●    all Other Designated Employees;
●    all family members or life partners of Directors, Section 16 Officers and Other Designated Employees who share the same address as, are financially dependent on, or whose transactions in the Company’s securities are influenced, controlled or directed by the Director, Section 16 Officers or Other Designated Employees;
●    all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons; and
●    those consultants that may be designated by the Company from time to time.
5.2    Persons covered by this Section 5 may not engage in any of the following types of transactions:
●    short sales and margin purchases of Company securities;
●    pledges of Company securities as collateral;
●    transactions that are designed to hedge or offset any decrease in the market value of Company securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts, and calls; or
●    purchases or sales of puts, calls or other derivative securities involving the Company’s equity securities for speculative purposes.
5.3    If a person covered by this Section 5 is in possession of material, non-public information when his or her service terminates, that person may not trade in the Company’s securities until that information has become public or is no longer material.
6.    ADVANCE NOTICE.
6.1    This Section 6 of the Policy applies to all of the persons covered by Section 2 of the Policy who are not also subject to the pre-clearance requirements in Section 4.
6.2    Each person subject to this Section 6 must notify the Chief Legal Officer or their designee at least two business days in advance of any purchase or sale of the securities of the Company.

7.    PENALTIES FOR VIOLATION.
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including employment termination.
8.    COMPANY ASSISTANCE AND EDUCATION.
8.1    The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
8.2    The Company may provide assistance to Directors and Section 16 Officers in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and Section 16 Officers.
9.    APPLICABILITY.
    No person subject to this Policy shall be determined to have been in possession of material nonpublic information solely by virtue of the fact that such person is subject to this Policy.

    From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.